Exhibit 10.1

Jive Software, Inc.
300 Orchard City Drive, Suite 100
Campbell, CA 95008
March 10, 2017
Engine Capital, L.P.
1370 Broadway, 5th Floor
New York, NY 10018
Attn:    Arnaud Ajdler
Gentlemen:
This letter (this “Agreement”) constitutes the agreement between (a) Jive Software, Inc. (“Company”) and (b) Engine Capital, L.P. (“Engine”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Engine, the “Engine Group”). The Engine Group and each of its Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors.” Company and the Engine Group are collectively the “Parties.”
1.Appointment of New Director. As of the date of this Agreement, Company’s Board of Directors (the “Board”) and all applicable committees of the Board have taken all action necessary (including increasing the size of the Board by one directorship) to appoint Robert Frankfurt (the “New Director”) as a Class I director with a term expiring at Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”).
2.Committee Assignments. The Board will assign the New Director to at least one of the committees of the Board promptly following the execution of this Agreement. Unless the Board determines in good faith that the New Director may have a conflict of interest and subject to Company’s corporate governance guidelines, the listing rules of The Nasdaq Stock Market (“Nasdaq”) and applicable law, the Board and all applicable committees of the Board will take all actions necessary to ensure that, during the Restricted Period (as defined below), any new committee of the Board that is established includes the New Director as a member of such committee.
3.Replacement Director. If, prior to the expiration of the Restricted Period, the New Director ceases to be a member of the Board for any reason, then Engine will have the ability, during the Restricted Period, to recommend a replacement person(s) (who must be independent of Engine and “independent” for purposes of the listing rules of Nasdaq) (any such person shall be referred to as an “Engine Replacement Director”) for appointment to the Board. No later than 10 business days after the recommendation of an Engine Replacement Director by Engine, the Board and any applicable committee thereof shall vote on the appointment of such Engine Replacement Director, as applicable, to the Board. If the Board does not appoint such Engine Replacement Director as recommended, then the Parties shall continue to follow the procedures of this paragraph 3 until an Engine Replacement Director is appointed to the Board. Upon an Engine Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all actions necessary to appoint such Engine Replacement Director to any committee of the Board on which the New Director was a member immediately prior to the New Director ceasing to be a member of the Board. In connection with his or her appointment to the Board, Engine will cause any Engine Replacement Director to sign an appropriate and customary joinder to this Agreement.
4.Compliance with Laws and Company Policies. The New Director will, and Engine will cause the New Director, if requested by Company, to agree in writing, during the term of any service as a director of Company, to (a) comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential all confidential information of Company.

5.No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, the New Director, during his term of service as a director of Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising any issues or recommendations to the Board).
6.Continuing Independence. At all times while serving as a nominee for director or a member of the Board, the New Director will, and Engine will cause the New Director to, meet all then-applicable director independence and other standards of Company, Nasdaq and the Securities and Exchange Commission (the “SEC”) and then-applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
7.Director Benefits. The New Director will be entitled to the same director benefits as other members of the Board, including, but not limited to, (a) compensation for his service as a director and reimbursement for his expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
8.Recusal of the New Director. The Engine Group agrees that the Board or any of its committees may recuse the New Director from any Board or committee meeting or portion thereof at which the Board or such committee is evaluating or taking action with respect to (a) the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement; (b) any action taken in response to actions taken or proposed by any Investor with respect to Company; or (c) any proposed transaction between Company and any Investor.
9.Voting Commitment. During the Restricted Period (as defined below), at each annual or special meeting of Company’s stockholders, the Investors will (a) cause all Voting Securities beneficially owned by them to be present for quorum purposes; and (b) vote, or cause to be voted, all Voting Securities beneficially owned by them in favor of (i) Company’s slate of directors; and (ii) the approval, on an advisory basis, of Company’s named executive officer compensation.
10.Standstill. From the date of this Agreement until 10 business days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2018 Annual Meeting (such period, the “Restricted Period”), none of the Investors or their respective Affiliates and Associates or their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their respective behalf will, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(a)    with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities; or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;
(b)    initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)    with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;
(d)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;
(e)    (i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; or (ii) make a request for any stockholder list or other similar Company records;
(f)    other than solely with other Affiliates of the Engine Group with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than any group comprised solely of Investors); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement;
(g)    (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any Investor and Company; (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an offer or proposal; or (iii) publicly comment on any proposal regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to Company by a third party prior to such proposal becoming public;
(h)    other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board or Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;
(i)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with this Agreement;
(j)    take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(k)    sell, offer or agree to sell all or substantially all to any third party, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Voting Securities held by the Investors;

(l)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company;
(m)    other than with other Investors, have any discussions or communications, or enter into any agreements, understandings or arrangements (whether written or oral), with, or advise, finance, assist or encourage, any Person, in connection with any of the foregoing;
(n)    acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, through swap or hedging transactions, or otherwise, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Investors in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest (including, for purpose of this calculation, all Voting Securities that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities) of more than 9.9% of the then-outstanding Voting Securities; and
(o)    other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Person not a party to this Agreement (a “Third Party”) that, to Engine’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities.
11.Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Restricted Period, neither it nor any of its respective Affiliates, Associates, agents, subsidiaries, successors, assigns, officers, key employees or directors will in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Affiliates, Associates, subsidiaries, successors, assigns, officers (including any current or former officer of a Party or a Party’s subsidiaries), directors (including any current or former director of a Party or a Party’s subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
12.No Compensation Arrangements. The Engine Group will not, directly or indirectly, compensate or agree to compensate the New Director for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities.
13.Compliance with this Agreement. Engine will cause the other Investors to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Investor, whether or not such Investor is a party to this Agreement.

14.Public Disclosure.
(a)    No Press Release. Except as contemplated by paragraph 14(b), no Party will issue a press release or make any public statement concerning this Agreement or the appointment of the New Director.
(b)    Company will promptly prepare and file a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Engine and its counsel with a reasonable opportunity to review and comment upon the Form 8-K prior to filing, and will consider in good faith any changes proposed by Engine or its counsel.
15.Expenses. Promptly following the execution of this Agreement, Company shall reimburse Engine for not more than $20,000 of its reasonable and documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement.
16.    Definitions; Interpretations.
(a)    As used in this Agreement, the term (i) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (ii) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (iii) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person subsequent to the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (iv) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (v) “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; and (f) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
(b)    The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
17.    Representations of the Engine Group. Each member of the Engine Group, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the New Director for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. The Engine Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 984,140 shares of Voting Securities.

18.    Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.
19.    Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
20.    Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit, of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
21.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
22.    Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 24 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

23.    Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
24.    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
25.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in, and all legal process in regard to, this Agreement will be in writing and will be deemed validly given, made or served if (i) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received; or (ii) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
(a)    If to Company:
Jive Software, Inc.
300 Orchard City Drive, Suite 100
Campbell, CA 95008
Attn:    Lisa Jurinka, Vice President and General Counsel
Fax:    (503) 961-1047
with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:    Jeffrey D. Saper
Robert G. Day
Douglas K. Schnell
Fax:    (650) 493-6811
(b)    If to the Engine Group:
Engine Capital, L.P.
1370 Broadway, 5th Floor
New York, NY 10018
Attn:    Arnaud Ajdler
Fax:    (646) 380-1220
with a copy (which will not constitute notice) to:
Olshan Frome Wolosky, LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:    Andrew M. Freedman
Fax:    (212) 451-2222

At any time, any Party may, by notice given in accordance with this paragraph 24 to the other Parties, provide updated information for notices pursuant to this Agreement.
26.    Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
27.    Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
28.    Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below.

Very truly yours,

JIVE SOFTWARE, INC.

		By:	/s/ Elisa Steele
Name: Elisa Steele
Title: Chief Executive Officer & Director

ACCEPTED AND AGREED as of the date written above:

ENGINE CAPITAL, L.P.
By:	Engine Investments, LLC,
General Partner

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE JET CAPITAL, L.P.
By:	Engine Investments, LLC,
General Partner

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE INVESTMENTS, LLC
By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

/s/ Arnaud Ajdler
Arnaud Ajdler

/s/ Robert Frankfurt
Robert Frankfurt

[Signature Page to Letter Agreement]